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Proposals by the Board of Directors and the Shareholders' Nomination Board of Tieto Corporation to the Extraordinary General Meeting resolving on the merger between Tieto Corporation and EVRY ASA

Tieto Corporation STOCK EXCHANGE RELEASE 18 June 2019, 08.05 EET

Tieto Corporation ("Tieto") announced on 18 June the merger of Tieto's and EVRY ASA's ("EVRY") business operations through a statutory cross-border absorption merger of EVRY into Tieto. As a result of the merger, all assets and liabilities of EVRY will be transferred without a liquidation procedure to Tieto, and EVRY will be dissolved (the "Merger"). The shareholders of EVRY will receive new shares in Tieto and cash as merger consideration in proportion to their shareholdings.

Tieto after the Merger is hereinafter referred to as the "Combined Company".

Pursuant to the Merger Plan, the Board of Directors and the Shareholders' Nomination Board of Tieto propose to the Extraordinary General Meeting resolving on the Merger that the meeting would decide as follows:

1 Number of the members of the Board of Directors

Pursuant to the Merger Plan, the Board of Directors and the Shareholders' Nomination Board of Tieto, after consultation with the Nomination Committee of EVRY, propose that the total number of members of the Board of Directors of the Combined Company, including the Chairman of the Board of Directors, shall be nine (9).

In addition, Tieto and EVRY agree that arrangements shall be made to have four (4) employee representatives on the Board of Directors of the Combined Company.

2 Composition of the Board of Directors

Pursuant to the Merger Plan, the Board of Directors and the Shareholders' Nomination Board of Tieto, after consultation with the Nomination Committee of EVRY, propose that Timo Ahopelto, Tomas Franzén, Liselotte Hägertz Engstam, Harri-Pekka Kaukonen, Niko Pakalén and Endre Rangnes of the current members of the Board of Directors of Tieto be conditionally elected to continue to serve on the Board of Directors of the Combined Company, that Rohan Haldea, Salim Nathoo and Leif Teksum of the current members of the Board of Directors of EVRY be conditionally elected as new members of the Board of Directors of the Combined Company, and that Tomas Franzén, currently a member of the Board of Directors of Tieto, be conditionally elected as Chairman of the Board of Directors of the Combined Company, each for the term commencing on the following the date of registration of the execution of the Merger with the Finnish Trade Register (the "Effective Date") and expiring at the end of the first Annual General Meeting of the Combined Company following the Effective Date.

All the Board nominees are considered independent of the Combined Company and five (5) Board members are considered independent of the significant shareholders of the Combined Company. The Board nominees have given their consent to the election. CVs of the proposed Board members will be available on the Company's website at www.tieto.com/tietoevry.

The term of the members of the Board of Directors not conditionally elected to continue in the Board of Directors of the Combined Company for the term commencing on the Effective Date shall pursuant to the Merger Plan end on the Effective Date.

3 Remuneration of new members of the Board of Directors

Pursuant to the Merger Plan, the Board of Directors and the Shareholders' Nomination Board of Tieto, after consultation with the Nomination Committee of EVRY, propose that in line with the resolutions of the Annual General Meeting of Tieto held on 21 March 2019, the new members of the Board of Directors of the Combined Company to be elected for the term commencing on the Effective Date and expiring at the end of the first Annual General Meeting of the Combined Company following the Effective Date be paid annual fees as follows: EUR 98 000 to the Chairman, EUR 58 000 to the Deputy Chairman and EUR 38 000 to the ordinary members of the Board of Directors. The same fee as to the Board Deputy Chairman will be paid to the Chairman of a Board Committee unless the same individual is also the Chairman or Deputy Chairman of the Board. In addition, a remuneration of EUR 800 is paid to Chairman, Deputy Chairman and ordinary members for each Board meeting and for each permanent or temporary committee meeting. The remuneration of members of the Board of Directors nominated by the employees shall be determined separately but will not in any event exceed the remuneration of other members of the Board of Directors.

Part of the fixed annual remuneration may be paid in the Combined Company's shares purchased from the market. An elected member of the Board of Directors may, at his/her discretion, choose to receive the fee from the following five alternatives:

(i) No cash, 100 percent in shares

(ii) 25 percent in cash, 75 percent in shares

(iii) 50 percent in cash, 50 percent in shares

(iv) 75 percent in cash, 25 percent in shares, or

(v) 100 percent in cash, no shares.

The shares will be purchased in accordance with an acquisition program prepared by the Combined Company. The shares will be purchased within two weeks from the release of the first interim report following the completion of the Merger.

If the remuneration cannot be paid in shares due to insider regulation, termination of the Board member's term of office or other reason relating to the member of the Board, the remuneration shall be paid fully in cash.

The annual remuneration of the new Board members elected hereunder shall be paid in proportion to the length of their term in office.

The Board of Directors and the Shareholders' Nomination Board of Tieto, after consultation with the Nomination Committee of EVRY, may amend the above-mentioned proposals concerning the election of members of the Board of Directors of the Combined Company and/or their remuneration, in case one or more of the above-mentioned persons would not be available for election at the Extraordinary General Meeting of Tieto resolving on the Merger.

4 Temporary deviation from the Charter of the Shareholders' Nomination Board

Pursuant to the Merger Plan, the Board of Directors of Tieto proposes to the Extraordinary General Meeting that the Extraordinary General Meeting resolves to make a one-time deviation from the charter of the Shareholders' Nomination Board of Tieto (the "Charter"). According to the current Charter, the right to nominate members to the Shareholders' Nomination Board rests with the four largest shareholders who are registered in the shareholders' register on 31 August in the year preceding the General Meeting for which the Shareholders' Nomination Board prepares proposals. The Chairman of the Board of Directors shall be the fifth member of the Shareholders' Nomination Board.

The Board of Directors proposes that, in deviation from the above, the right to nominate members to the Shareholders' Nomination Board preparing proposals for General Meetings held during 2020 and, if the Merger has been completed by the end of 2019 also during 2019, in both cases from the completion of the Merger onwards, shall rest with the Chairman of the Board of Directors and the four largest shareholders who are registered in the shareholders' register on the registration date of the execution of the Merger of EVRY into Tieto or, if not a business day, on the first business day following such registration date. Further, as a precaution for the possibility that the execution of the Merger has not taken place by 1 January 2020, it is proposed that the Shareholders' Nomination Board shall have a reasonable time to prepare its proposals before the Annual General Meeting 2020 instead of having time until end of January 2020 and that the Shareholders' Nomination Board shall in such case publish its proposals as soon as practically possible. In all other respects the Shareholders' Nomination Board shall follow the current Charter.

5 Shareholders' Nomination Board

The Annual General Meeting 2010 of Tieto Corporation decided to establish a Shareholders' Nomination Board to prepare proposals for the election and remuneration of the members of the Board of Directors to the Annual General Meeting.

The Shareholders' Nomination Board comprises four members nominated by the largest shareholders and the Chairman of the Board of Directors. The largest shareholders of the company were determined on the basis of the shareholdings registered in the Finnish and Swedish book-entry systems on 31 August 2018.

The composition of the Shareholders' Nomination Board having prepared the proposal for the Extraordinary Meeting is the following:
Martin Oliw, Partner, Cevian Capital AB,
Petter Söderström, Investment Director, Solidium Oy,
Mikko Mursula, Chief Investment Officer, Ilmarinen Mutual Pension Insurance Company,
Satu Huber, Chief Executive Officer, Elo Mutual Pension Insurance Company, and
Kurt Jofs, Chairman of the Board of Directors, Tieto Corporation.
The Shareholders' Nomination Board shall report in the Annual General Meeting on how its work was conducted.

For further information, please contact:
Esa Hyttinen, Deputy General Counsel, tel. +358 20 727 1764, +358 40 766 6196, email esa.hyttinen (at) Tieto.com

Tieto CORPORATION

DISTRIBUTION
NASDAQ Helsinki
Principal media

Tieto aims to capture the significant opportunities of the data-driven world and turn them into lifelong value for people, business and society. We aim to be customers' first choice for business renewal by combining our software and services capabilities with a strong drive for co-innovation and ecosystems.

Headquartered in Finland, Tieto has around 15 000 experts in close to 20 countries. Tieto's turnover is approximately EUR 1.6 billion and shares listed on NASDAQ in Helsinki and Stockholm. www.tieto.com

IMPORTANT INFORMATION

This announcement is not an offer to sell or a solicitation of any offer to buy any securities issued by Tieto Corporation ("Tieto" or the "Company") or EVRY ASA ("EVRY") in any jurisdiction where such offer or sale would be unlawful.

In any EEA Member State, other than Finland or Norway, that has implemented Directive 2003/71/EC as amended (together with any applicable implementing measures in any member State, or as superseded, including by Regulation (EU) 2017/1129, whose main provisions will apply as from July 21, 2019, the "Prospectus Directive"), this communication is only addressed to and is only directed at "qualified investors" in that Member State within the meaning of the Prospectus Directive.

This document and the information contained herein are not for distribution in or into the United States of America. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in the United States. Any securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. There is no intention to register any securities referred to herein in the United States or to make a public offering of the securities in the United States. Any securities referred to herein may be offered or sold in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

This announcement is made for the securities of a foreign company. The announcement is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws of the United States, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under any transaction referred to herein, such as in open market or privately negotiated purchases.

In the United Kingdom, this document and any other materials in relation to the securities described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this document relates is available only to, and will be engaged in only with, "qualified investors" within the meaning of Article 2(1)(e) of the Prospectus Directive who are (i) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order; or (iii) other persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as "relevant persons"). In the United Kingdom, persons who are not relevant persons should not take any action on the basis of this document and should not act or rely on it.

This document is an advertisement and is not a prospectus for the purposes of the Prospectus Directive. A prospectus prepared pursuant to the Prospectus Directive will be published, which, when published, can be obtained from www.tieto.com/tietoevry. Investors should not subscribe for any securities referred to in this document except on the basis of information contained in the prospectus.

No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with the release. Each person must rely on their own examination and analysis of Tieto, EVRY, their respective subsidiaries, their respective securities and the merger, including the merits and risks involved.

This release includes "forward-looking statements." These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words "aims," "anticipates," "assumes," "believes," "could," "estimates," "expects," "intends," "may," "plans," "should," "will," "would" and similar expressions as they relate to Tieto, EVRY, the merger or the combination of the business operations of Tieto and EVRY identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release include information on the future results, plans and expectations with regard to the combined company's business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release. The combined financial information is presented for illustrative purposes only. The combined income statement information has been calculated assuming the activities had been included in one entity from the beginning of each period. The preliminary revenue, adjusted operating profit and operating profit of the combined company have been calculated as a sum of combined financial information for the twelve months ended 31 December 2018. The combined financial information is based on a hypothetical situation and should not be viewed as pro forma financial information. This release includes estimates relating to the cost synergy benefits expected to arise from the merger and the combination of the business operations of Tieto and EVRY, which have been prepared by Tieto and EVRY and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the merger and the combination of the business operations of Tieto and EVRY on the combined company's business, financial condition and results of operations. The assumptions relating to the estimated cost synergy are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost synergy benefits from the merger and the combination of the business operations of Tieto and EVRY, if any, to differ materially from the estimates in this release. Further, there can be no certainty that the merger will be completed in the manner and timeframe described in this release, or at all.